UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report: March 12, 2015

Signature Group Holdings, Inc.

Delaware	001-08007	46-3783818
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15301 Ventura Boulevard, Suite 400 Sherman Oaks, California 91403
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (805) 435-1255

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2015, Signature Group Holdings, Inc. (the “Company”) announced that Terrance J. Hogan and Real Alloy Holding, Inc. (“Real Alloy”), an indirect wholly owned subsidiary of the Company had entered into an Employment Agreement.   As previously disclosed, Real Alloy completed the acquisition of the global recycling and specification alloys (“GRSA”) business of Aleris Corporation (“Aleris”), which transaction was completed on February 27, 2015.

Prior to its acquisition of the GRSA business by Real Alloy, Mr. Hogan (age 59) served as Senior Vice President and General Manager of Aleris’ Recycling and Specification Alloys Americas business since April 2008. From 2006 to 2008, Mr. Hogan served as Vice President and General Manager of Recycling North America for Aleris and before that, as Vice President and General Manager of Europe and Brazil Recycling.  Mr. Hogan joined Aleris in 2005 as a part of its acquisition of Alumitech and served as President of Alumitech for 10 years until its acquisition by Aleris. He holds a Bachelor of Science Degree in Accounting from Alfred University in Alfred, New York. Mr. Hogan is the past Chairman of the Aluminum Association’s Casting and Recycling Division.

Mr. Hogan’s appointment is pursuant to an Employment Agreement (the “Employment Agreement”) with Real Alloy, dated March 12, 2015 and effective as of February 27, 2015 (the “Effective Date”). The Employment Agreement describes Mr. Hogan’s position as President of Real Alloy and provides Mr. Hogan with a base annual salary of $367,500 (“Base Salary”) and an annual target cash bonus of 65% of his Base Salary (“Target Bonus”) based on the achievement of certain real Alloy and individual performance milestones and objectives. For 2015, the Company expects that the Target Bonus will be based 80% on Real Alloy’s achievement of its 2015 annual target EBITDA and 20% on Mr. Hogan’s achievement of individual performance goals, with a lower bonus available for less than full achievement of the 2015 annual target EBITDA and a greater bonus available for overachievement of the 2015 annual target EBITDA. The Company’s Chief Executive Officer will use reasonable efforts to establish these Real Alloy 2015 target EBITDA and individual performance goals within 60 days after the Effective Date.  The post-2015 corporate targets and individual performance measures, determination of the amount of any bonus, the achievement of any underlying annual EBITDA goal, and any other Company or individual performance milestones shall be as recommended by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) and approved by the Board.

The initial term of the Employment Agreement ends on December 31, 2016 and renews automatically for additional consecutive one-year terms unless Real Alloy gives notice of non-renewal at least 30 days in advance of the conclusion of the initial term.  A termination of Mr. Hogan’s employment following a notice of non-renewal by Real Alloy shall be treated as a termination of Mr. Hogan’s employment without “cause” under the Agreement. If Real Alloy provides notice to Mr. Hogan that it plans to terminate his employment without “cause” (as defined in the Employment Agreement) or if Mr. Hogan terminates his employment for “good reason” (as defined in the Employment Agreement), he will be entitled to salary continuation at his then current base salary for a period of one year following the termination of the Employment Agreement. Salary continuation and certain other benefits under this agreement are subject to Mr. Hogan’s execution of a general release in a form reasonably acceptable to Real Alloy. The Employment Agreement also contains customary confidentiality, non-disparagement and non-solicitation provisions.

Pursuant to the Employment Agreement and for each of fiscal year 2015 and 2016, and subject to (x) approval by the Compensation Committee and Board, (y) Mr. Hogan remaining an employee in good standing on each such date of grant, and (z) the available capacity of the Company’s Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan, or the successor plan thereto (the “Incentive Plan”),  Mr. Hogan shall be eligible for a grant of restricted shares of common stock of the Company to be issued pursuant to the Incentive Plan in an amount equal to $150,000 divided by the closing price of Company’s stock on the grant date for such shares, which shares will vest in three equal installments on the anniversary of the date of grant, starting with the first anniversary.  Vesting for such shares will be accelerated in the event of a “change in control” (as defined Employment Agreement), an involuntary termination of Mr. Hogan’s employment not for “cause” or “good reason,” or upon the death or “disability” (as defined Employment Agreement) of Mr. Hogan.

The foregoing description of Mr. Hogan’s Employment Agreement is a summary only and is qualified in its entirety by the copy such agreements which are filed as Exhibit 10.1 to this report and are incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

The following are filed as exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement dated March 12, 2015 between Real Alloy Holding, Inc. and Terrance J. Hogan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNATURE GROUP HOLDINGS, INC.

Date: March 12, 2015	By:	/s/ W. CHRISTOPHER MANDERSON
	Name:	W. Christopher Manderson
	Title:	Executive Vice President,
General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment Agreement dated March 12, 2015 between Real Alloy Holding, Inc. and Terrance J. Hogan.